Exhibit 10.2

CONFIDENTIAL

FIRST AMENDMENT

to CLINICAL TRIAL COLLABORATION AGREEMENT

between Idenix Pharmaceuticals, Inc. and Janssen Pharmaceuticals, Inc.,

This first Amendment (the “First Amendment”) to the Clinical Trial Collaboration Agreement (as defined below) shall be effective as of the last of the last signature affixed hereto (“First Amendment Effective Date”), and is entered into by and between Janssen Pharmaceuticals, Inc., having an address at 1125 Trenton-Harbourton Road, Titusville, New Jersey 08560, USA (hereinafter referred to as “Janssen”) and Idenix Pharmaceuticals, Inc., a Delaware corporation with a place of business at 60 Hampshire Street, Cambridge, MA 02139 (“Idenix”). Idenix and Janssen may be referred to herein individually as a “Party,” or collectively as the “Parties.”

BACKGROUND

WHEREAS, Janssen and Idenix entered into a Clinical Trial Collaboration Agreement having an Effective Date of January 25, 2012 (the “Agreement”); and

WHEREAS, Janssen and Idenix wish to amend Section 9.6 Agreement.

NOW, THEREFORE, the Parties agree as follows:

TERMS

A.	Definitions. All capitalized terms not defined herein shall have the definitions given to them in the Agreement.

B.	Section 9.6. Section 9.6(b) shall be deleted in its entirety and replaced with the following:

(b)	Idenix will review Medivir’s press releases regarding any Collaboration Trial and/or the Idenix Compound to confirm that the information proposed to be disclosed in any such press releases by Medivir is not more extensive than that which may have been previously released by Idenix under Section 9.6(a); provided, however, that Medivir shall be permitted to publicly disclose information disclosed to Medivir in accordance with Section 9.5 to the extent necessary to comply with applicable law or the rules or regulations of any securities exchange on which Medivir’s stock is listed, or pursuant to an order of a court or governmental entity. Janssen shall not have any obligation to review or comment on Medivir press releases to the extent that such press releases pertain to the Idenix Compound.

Janssen will review Medivir’s press releases regarding any Collaboration Trial to confirm that the information proposed to be

CONFIDENTIAL

disclosed in any such press releases by Medivir about such Collaboration Trial, the ‘055 Compound and/or the ‘435 Compound is not more extensive than that which may have been previously released by Janssen under Section 9.6(a); provided, however, that Medivir shall be permitted to publicly disclose information disclosed to Medivir in accordance with Section 9.5 to the extent necessary to comply with applicable law or the rules or regulations of any securities exchange on which Medivir’s stock is listed, or pursuant to an order of a court or governmental entity. Idenix shall not have any obligation to review or comment on Medivir press releases to the extent that such press releases pertain to the ‘055 Compound and/or the ‘435 Compound.

C.	All other terms and conditions of the Agreement shall remain in full force and effect.

D.	This First Amendment may be executed in separate counterparts, each of which, whether delivered by facsimile or otherwise, is deemed to be an original, and all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have caused this First Amendment to be executed by their duly authorized representatives as of the First Amendment Effective Date.

Idenix Pharmaceuticals, Inc.		Janssen Pharmaceuticals, Inc.

By:	/s/ Maria Stahl	By:	/s/ Jennifer Taubert
Name:	Maria Stahl	Name:	Jennifer Taubert
Title:	SVP, General Counsel	Title:	Company Group Chariman
Date:	June 24, 2013	Date:	June 25, 2013

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